News Release For Further Information: Jessica Gulis, 248.559.0840 ir@cnfrh.com For Immediate Release Conifer Holdings, Inc. Announces Full Exercise and Closing of Underwriters’ Overallotment Option Birmingham, MI October 12, 2018 – Conifer Holdings, Inc. (NASDAQ: CNFR) (“Conifer” or the “Company”), today announced that the underwriters for the previously announced public offering of the Company’s 6.75% Senior Unsecured Notes due 2023 (the “Notes”) exercised in full their overallotment option to purchase an additional $3.3 million aggregate principal amount of the Notes. The sale of these additional Notes closed today, increasing the total aggregate principal amount of Notes sold by the Company in the offering to $25.3 million. Boenning & Scattergood, Inc. acted as sole book-running manager for the offering, and American Capital Partners, LLC acted as co-manager. The Notes have been issued pursuant to a registration statement on Form S-1, including a prospectus, which was filed with and declared effective by the Securities and Exchange Commission (the "SEC"), as well as an additional registration statement filed pursuant to Rule 462(b), which became effective when filed, and a final prospectus that has been filed by the Company with the SEC. The Company has applied for the Notes to be listed on the Nasdaq Global Market under the ticker symbol “CNFRL”. This news release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Copies of the final prospectus can be obtained without charge by visiting EDGAR on the SEC Website at www.sec.gov; by contacting Boenning & Scattergood, Inc., 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, Attention: Prospectus Department; by calling toll-free at (800) 883-1212; or by e-mail at syndicate@boenninginc.com. About Conifer Holdings Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at IR.CNFRH.com. 28990196

Page 2 of 2 Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include statements about the listing of the Notes on any exchange. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in the “Risk Factors” section of our Annual Report on Form 10-K/A for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and in other filings Conifer makes with the SEC from time to time. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations. 28990196